                                                                    EXHIBIT 16.1




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 4, 2002

Dear Sir/Madam:

We have read the second through fourth paragraphs of Item 4 included in the Form 8-K dated April 1, 2002 of Encore Acquisition Company filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP

cc:
Mr. Morris B. Smith, CFO, Encore Acquisition Company